Exhibit 99.1

Ondas Holdings Announces ScottsMiracle-Gro to Use American Robotics’ Autonomous Drones for Crop Analysis

American Robotics expands its customer base with new purchase order

Waltham, MA - May 10, 2022 – Ondas Holdings Inc. (Nasdaq:ONDS), a leading provider of private wireless data, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. and American Robotics, Inc. (“American Robotics” or “AR”), announced today that American Robotics received a new purchase order from The Scotts MiracleGro Company (“ScottsMiracle-Gro”) for its autonomous, FAA-approved Scout Systems, which will provide the company with daily data collection and analytics capabilities. With this purchase, American Robotics continues its expansion into key commercial markets.

“To meet the demands of a growing population and a changing climate, industries are turning to advanced robotics and AI to unlock increased efficiency and sustainability,” explained Reese Mozer, co-founder and CEO of American Robotics. “Companies like ScottsMiracle-Gro can rely on the drone program enabled by American Robotics to collect, process, and analyze key data, enhancing research and development capabilities for new consumer lawn and garden products. The Scout System will empower the ScottsMiracle-Gro team to collect this data autonomously at frequencies and resolutions never before possible to gain real-time insights into the health and performance of their grass seed varietals.”

American Robotics’ drone systems will be installed at the ScottsMiracle-Gro headquarters in Marysville, Ohio, and operations will kick off in Q2 of 2022. Implementing autonomous drones at this location will allow employees to efficiently and cost-effectively analyze high-fidelity field data in near-real time. American Robotics’ fully-automated drone systems can conduct multiple missions per day without a human observer on the ground, providing the ability to track and analyze data without physically sending employees into the field.

“ScottsMiracle-Gro believes a robust, fully-automated drone program enabled by American Robotics’ Scout System represents a significant opportunity for our team when it comes to our continued efforts related to advancing genetic and trait research in the consumer lawn and garden category,” said Dave Wagoner, Director of Enterprise Architecture and Innovation. “This new technology will allow our team to expand and optimize the frequency and resolution of the multi-spectral and thermal imagery data we collect, which has proven to be a valuable data point and benchmark for our scientists in various studies during the growing season.”

To learn more about American Robotics and its Scout System drone, click here.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in oil & gas, rail, mining, agriculture, and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Contacts

Media Contact for Ondas Holdings Inc.
Derek Reisfield, President and CFO
Ondas Holdings Inc.
888.350.9994 x1019
ir@ondas.com

Media Contact for American Robotics

Payton St. Lawrence

BIGfish Communications for American Robotics

americanrobotics@bigfishpr.com

617-713-3800

Investor Relations Contact

Cody Cree and Matt Glover

Gateway Group, Inc.

949-574-3860

ONDS@gatewayir.com